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           PART II. - EXHIBIT 11
   CAVALIER HOMES, INC. AND SUBSIDIARIES
       COMPUTATION OF NET INCOME PER COMMON SHARE


                                                  Thirteen Weeks Ended       Thirty-nine Weeks Ended
                                               --------------------------   --------------------------

                                                October 1,  September 25,    October 1,   September 25,
                                                  1999         1998             1999          1998
                                               ----------   -----------     ------------   -----------


   Net Income (loss)                         $(1,621,000) $  5,220,000    $   5,700,000  $ 13,331,000
                                               ==========   ===========     ============   ===========


 SHARES:

   Weighted average common shares             (17,949,080)  20,072,336       18,221,146    20,029,432
       outstanding (basic)
   Dilutive effect if stock options were           42,957      235,521           83,027       275,272
       exercised                              ------------  -----------     ------------   -----------


   Weighted average common shares
       outstanding, assuming dilution         17,992,037    20,307,857       18,304,173    20,304,704
       (diluted)                              ==========   ===========     ============   ===========



   Basic net income (loss) per share         $      (.09) $        .26    $         .31  $        .67
                                               ==========   ===========     ============   ===========


   Diluted net income (loss) per share       $      (.09) $        .26    $         .31  $        .66
                                               ==========   ===========     ============   ===========

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